Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Second Quarter Fiscal 2020 Results Including the Impact of Covid-19 and Resulting Actions

  Closes the quarter with $25.3 million in cash and cash equivalents, an increase of $10.3 million or 69%, compared to the fiscal 2019 second quarter end
  Reduces selling, general and administrative expenses by $14.2 million, or 40%, compared to the fiscal 2019 second quarter
  Accelerates e-commerce sales with a 299% increase compared to the fiscal 2019 second quarter
  Recently announced the completion of a new five-year credit facility including a revolving line of credit for up to $25 million

ST. LOUIS--(BUSINESS WIRE)--September 1, 2020--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the second quarter and 26 weeks ended August 1, 2020. The Company noted that the global COVID-19 pandemic had a significant negative impact on its operating performance during the second quarter as stores were forced to remain closed for a portion of the period while business shifted sharply to e-commerce.

Second Quarter Fiscal 2020 Results: (13 weeks ended August 1, 2020 compared to the 13 weeks ended August 3, 2019):

  Total Revenues were $40.4 million compared to $79.2 million in the fiscal 2019 second quarter, reflecting 60% fewer operating days, driven by the significant impact of temporary store closures due to the COVID pandemic partially offset by a 299% increase in e-commerce sales;
  Loss per share totaled $0.93, including $2.1 million in estimated non-cash asset impairment charges compared to a loss per share of $0.08 in the fiscal 2019 second quarter;
  Adjusted loss per share totaled $0.82, compared to an adjusted loss per share of $0.02 in the fiscal 2019 second quarter (see Reconciliation of GAAP to Non-GAAP Results); and
  Maintained solid balance sheet with no borrowings on its credit facility with cash and cash equivalents of $25.3 million, an increase of $10.3 million compared to end of the fiscal 2019 second quarter.

Operational Highlights for the Second Quarter of fiscal 2020:

  Retail merchandise margin improved by 210 basis points compared to the fiscal 2019 second quarter driven by lower promotional activity and favorable merchandise mix;
  In the second quarter and continuing through the end of August, reflecting its strong lease flexibility, the Company has successfully completed renegotiations of approximately 95% of its store leases resulting in a combination of rent reductions, deferments and abatements;
  Total inventory at quarter-end was $55.5 million, an 11% decrease compared to the end of the fiscal 2019 second quarter; and
  Selling, general and administrative expenses reduced by $14.2 million from the second quarter of fiscal 2019 reflecting expense saving initiatives as well as the benefit of a corporate reorganization.

Following Quarter End:

  In August, the Company saw a sequential improvement in sales trends in its operating stores and recaptured over 80% of sales in its brick and mortar locations which was an improvement from 70% in its second quarter compared to the same periods in fiscal 2019, while its e-commerce demand continued to grow at triple-digit rates;
  The Company entered into a new five-year asset-based credit facility including a revolving line of credit for up to $25 million.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “Our second quarter results show the impact of store closures in response to the COVID-19 pandemic and the significant shift to e-commerce which increased nearly 300% for the period. We put actions in place to drive sales while reducing inventory and leveraging the high optionality that we had in place with leases to renegotiate terms on approximately 95% of our store locations to date. In addition, strict expense management, revised marketing activities and a corporate reorganization contributed to $14.2 million in cost savings, or a 40% reduction, as compared to the prior year’s second quarter.”

“Entering the third quarter, we have reopened approximately 90% of our corporately-managed store locations with a reimagined bear-building experience that reflects recommended safety protocols designed to continue to keep both our associates and our guests as safe as possible. We have seen sales trends steadily improve in store locations while e-commerce has continued to be strong. To support the increase in digital sales, we have enhanced our omni-channel capabilities with rapid expansion of “buy online, ship from store” which also allows us to take advantage of geographic proximity and available store labor to meet the higher demand. We have initiatives in place to further accelerate our digital transformation which has been a key pillar of our strategy to capitalize on the power of our Build-A-Bear brand and diversify our revenue streams. Finally, with an ongoing focus on financial liquidity, we recently entered a new agreement for an asset-based credit facility giving us increased flexibility to manage through these unusual circumstances resulting from the COVID-19 impact while we simultaneously continue to execute our strategic plans designed to drive long term profitable growth for the benefit of our stakeholders,” concluded Ms. John.

Additional Second Quarter 2020 Results (13 weeks ended August 1, 2020 compared to the 13 weeks ended August 3, 2019):

  Retail gross margin was 23.1% of retail sales. The retail gross margin rate, excluding estimated non-cash store impairment charges, declined 2,099 basis points, including 1,862 basis points related to fixed occupancy costs that were recorded through the end of the second quarter despite store closures beginning on March 18, 2020 and 429 basis points related to warehouse and distribution costs, both partially offset by an expansion in merchandise margin;
  Pre-tax loss was $14.0 million compared to pre-tax loss of $0.7 million in the fiscal 2019 second quarter. Fiscal 2020 second quarter pre-tax loss included $2.1 million, or $0.14 per share, related to estimated asset impairment charges;
  Income tax benefit was $74,000 compared to income tax expense of $482,000 in the fiscal 2019 second quarter; and
  Net loss was $13.9 million, or a loss of $0.93 per share, compared to net loss of $1.2 million, or a loss of $0.08 per share, in the fiscal 2019 second quarter.

Store Activity:

As of August 1, 2020, 359 stores were operating representing approximately 90% of the Company’s corporately-managed locations including 307 in North America and 52 outside of North America. The majority of locations associated with the Company’s third-party retail model with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s and Beaches Family Resorts as well as international franchise locations, were either closed or operated under restrictions for a portion or all of the quarter.

Balance Sheet:

At quarter end, cash and cash equivalents were $25.3 million, an increase of $10.3 million compared to the end of the fiscal 2019 second quarter driven by disciplined expense and working capital management as well as the temporary suspension of rent payments while the Company renegotiated the terms of its store leases. Total inventory at quarter-end was $55.5 million a decline of $6.6 million, or 11%, compared to $62.1 million at the end of the fiscal 2019 second quarter. The Company noted that it is comfortable with the quality and composition of its inventory at quarter-end.

In the fiscal 2020 second quarter, capital expenditures totaled $0.5 million compared to $2.5 million in the fiscal 2019 second quarter. Depreciation and amortization was $3.3 million compared to $3.3 million in the fiscal 2019 second quarter.

Preliminary Second Quarter 2020 Results

The Company’s fiscal second quarter 2020 financial results and disclosures in this press release reflect the Company’s current views, including with respect to estimated charges for impairment of long-lived and right-of-use assets. Final financial results and other disclosures will be reported in the Company’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission and may differ from the results and disclosures in this press release due to, among other things, the completion of closing and review procedures, change in management’s views including of estimates, and the occurrence of subsequent events. The Company urges you to read the Form 10-Q when it becomes available.

Note Regarding Non-GAAP Financial Measures:

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on September 8, 2020. The telephone replay is available by calling (844) 512-2921. The access code is 13706737.

About Build-A-Bear

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has over 500 stores worldwide where Guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, third party retail locations and franchise stores in Africa, Asia, Australia, Europe, Mexico, the Middle East and South America. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $338.5 million in fiscal 2019. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 16, 2020 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	August 1,	% of Total	August 3,	% of Total
	2020 (2)	Revenues (1)	2019	Revenues (1)
Revenues:
Net retail sales	$39,339	97.5	$75,214	94.9
Commercial revenue	865	2.1	3,193	4.0
International franchising	149	0.4	807	1.0
Total revenues	40,353	100.0	79,214	99.9
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	30,233	76.9	42,016	55.9
Store asset impairment (2)	2,063	5.2	—	0.0
Cost of merchandise sold - commercial (1)	387	44.7	1,211	37.9
Cost of merchandise sold - international franchising (1)	130	87.2	1,016	125.9
Total cost of merchandise sold	32,813	81.3	44,243	55.9
Consolidated gross profit	7,540	18.7	34,971	44.1

Selling, general and administrative expense	21,516	53.3	35,720	45.1
Interest (income) expense, net	7	0.0	(7)	(0.0)
(Loss) income before income taxes	(13,983)	(34.7)	(742)	(0.9)
Income tax expense	(74)	(0.2)	482	0.6
Net (loss) income	$(13,909)	(34.5)	$(1,224)	(1.5)

(Loss) Income per common share:
Basic	$(0.93)		$(0.08)
Diluted	$(0.93)		$(0.08)
Shares used in computing common per share amounts:
Basic	14,999,786		14,726,678
Diluted	14,999,786		14,726,678

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.
(2)	Includes estimated charges for long-lived and right-of-use asset impairment for the three months ended August 1, 2020. See Preliminary Second Quarter 2020 Results section within this release.
BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	August 1,	% of Total	August 3,	% of Total
	2020 (2)	Revenues (1)	2019	Revenues (1)
Revenues:
Net retail sales	$84,986	97.7	$156,263	95.5
Commercial revenue	1,198	1.4	5,947	3.6
International franchising	793	0.9	1,366	0.8
Total revenues	86,977	100.0	163,576	99.9
Costs and expenses:
Cost of merchandise sold - retail (1)	63,585	74.8	86,437	55.3
Store asset impairment (2)	6,882	8.1	—	—
Cost of merchandise sold - commercial (1)	527	44.0	2,475	41.6
Cost of merchandise sold - international franchising (1)	385	48.5	1,455	106.5
Total cost of merchandise sold	71,379	82.1	90,367	55.2
Consolidated gross profit	15,598	17.9	73,209	44.8

Selling, general and administrative expense	48,241	55.5	71,527	43.7
Interest expense, net	4	0.0	14	0.0
Income (loss) before income taxes	(32,647)	(37.5)	1,668	1.0
Income tax expense (benefit)	2,466	2.8	1,696	1.0
Net income (loss)	$(35,113)	(40.4)	$(28)	(0.0)

Income (loss) per common share:
Basic	$(2.35)		$(0.00)
Diluted	$(2.35)		$(0.00)
Shares used in computing common per share amounts:
Basic	14,936,541		14,669,626
Diluted	14,936,541		14,669,626

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.
(2)	Due to the charges primarily in the 26 weeks ended August 1, 2020, a separate line item was disclosed and expressed as a percentage of net retail sales.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	August 1,	February 1,	August 3,
	2020 (1)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$25,274	$26,726	$14,965
Inventories, net	55,509	53,381	62,081
Receivables, net	6,314	11,526	8,714
Prepaid expenses and other current assets	5,400	7,117	6,889
Total current assets	92,497	98,750	92,649

Operating lease right-of-use asset	114,709	126,144	137,680
Property and equipment, net	58,085	65,855	64,191
Deferred tax assets	-	3,411	1,949
Other intangible assets, net	-	-	1,067
Other assets, net	2,972	3,202	1,658
Total Assets	$268,263	$297,362	$299,194

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,267	$15,680	$16,734
Accrued expenses	15,911	16,536	8,622
Operating lease liability short term	39,917	30,912	30,697
Gift cards and customer deposits	17,988	20,231	16,981
Deferred revenue and other	2,659	2,605	2,056
Total current liabilities	99,742	85,964	75,090

Operating lease liability long term	111,640	119,625	132,613
Deferred franchise revenue	916	1,325	1,399
Other liabilities	1,430	1,717	1,587

Stockholders' equity:
Common stock, par value $0.01 per share	156	152	152
Additional paid-in capital	71,906	70,733	70,295
Accumulated other comprehensive loss	(12,339)	(12,079)	(11,579)
Retained (deficit)/earnings	(5,188)	29,925	29,637
Total stockholders' equity	54,535	88,731	88,505
Total Liabilities and Stockholders' Equity	$268,263	$297,362	$299,194

(1)	Includes estimated charges for long-lived and right-of-use asset impairment for the three months ended August 1, 2020. See Preliminary Second Quarter 2020 Results section within this release.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

		13 Weeks	13 Weeks	26 Weeks	26 Weeks
		Ended	Ended	Ended	Ended
		August 1,	August 3,	August 1,	August 3,
		2020 (2)	2019	2020 (2)	2019

Other financial data:

	Retail gross margin ($) (1)	$9,106	$33,198	$21,401	$69,826
	Retail gross margin (%) (1)	23.1%	44.1%	25.2%	44.7%
	Capital expenditures (2)	$529	$2,539	$3,378	$7,111
	Depreciation and amortization	$3,254	$3,286	$6,711	$8,138

Store data (3):
	Number of corporately-managed retail locations at end of period
	North America			307	304
	Europe			51	55
	Asia			1	1
	Total corporately-managed retail locations			359	360

	Number of franchised stores at end of period			78	95

	Corporately-managed store square footage at end of period (4)
	North America			712,350	713,789
	Europe			76,173	79,922
	Asia			1,750	1,750
	Total square footage			790,273	795,461

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China. Seasonal locations not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
(Loss) income before income taxes (pre-tax)	$(13,983)	$(742)	$(32,647)	$1,668
(Loss) income before income taxes adjustments:
COVID-19 activity (1)	100	-	120	-
Impairment and other charges (2) (3)	2,163		8,311	(456)
Foreign exchange losses (gains) (4)	(581)	1,143	265	1,117
Adjusted (loss) income before income taxes (adjusted pre-tax)	(12,301)	401	(23,951)	2,329

Income tax (expense) benefit	74	(482)	2,466	1,696
Tax adjustments:
Income tax impact: adjustments (5)	-	(240)	-	(139)
Income tax impact: CARES Act (6)	-	-	(773)	-
Valuation allowance (7)	-	-	3,272	-
Adjusted income tax (expense) benefit	74	(722)	4,965	1,557

Net (loss) income	(13,909)	(1,224)	(35,113)	(28)
Adjustments	1,682	903	11,196	522
Adjusted net (loss) income	$(12,227)	$(321)	$(23,917)	$494

Net (loss) income per diluted share (EPS)	$(0.93)	$(0.08)	$(2.35)	$(0.00)

Adjusted net (loss) income per diluted share (adjusted EPS)	$(0.82)	$(0.02)	$(1.60)	$0.03

(1)	Represents COVID-19 related expenses at our stores, warehouse, and headquarters.
(2)	Represents non-cash adjustments including estimated asset impairment charges related to store fixed assets and right-of-use operating lease assets and bad debt expense in the 13 weeks ending August 1, 2020 and August 3, 2019.
(3)	See Preliminary Second Quarter 2020 Results section within this release.
(4)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP and transactional gains and losses. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.
(5)	Represents the aggregate tax impact of the pre-tax adjustments. As a result of the Company's full, global valuation allowance as of May 2, 2020, the Company cannot realize an income tax benefit on these adjustments for first quarter of fiscal 2020.
(6)	Represents the impact of the technical correction related to qualified leasehold improvements resulting from the CARES Act occuring in the first quarter of fiscal 2020.
(7)	Represents the valuation allowance recorded on its net deferred tax assets in North America in the first quarter of fiscal 2020.

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Public Relations
PR@buildabear.com